EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-46024, 333-82233, 333-58235, 333-06577, 333-73512, 333-109042, 333-127488, 333-155263 and 333-170210) and Form S-3 (File No. 333-192079) of Integra LifeSciences Holdings Corporation of our report dated December 23, 2013 relating to the financial statements of Confluent Surgical, Inc. a product line of Covidien plc. as of and for the year ended December 28, 2012 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph related to the presentation of the financial statements described in Note 1) which appear in the Current Report on Form 8-K/A of Integra LifeSciences Holdings Corporation dated April 2, 2014.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 2, 2014